Exhibit 99.2

MEMRY CORPORATION

Moderator: James Binch

01-10-05/10:00 am CT

Confirmation # 3720868

MEMRY CORPORATION

Moderator: James Binch

February 10, 2005

Operator:	At this time I would like to welcome everyone to the Memry Corporation second quarter earnings release conference call.

I would now like to turn the conference over to Jim Binch. Please go ahead sir.

James Binch:	Thank you very much operator. And good morning to you all. Welcome to Memry’s second fiscal quarter 2005 earnings conference call. I am Jim Binch, President and Chief Executive Officer. Bob Belcher, our Chief Financial Officer joins me this morning.

Before we begin, I need to inform you that this morning’s discussion contains forward-looking statements which involve known and unknown risks, uncertainties, or other factors not under the company’s control which may cause actual results, performance, or achievements of the company to materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company’s period filings with the Securities and Exchange Commission.

MEMRY CORPORATION

Moderator: James Binch

01-10-05/10:00 am CT

Confirmation # 3720868

I want to request that those of you who would like to ask questions at the conclusion of my prepared remarks ask no more than two questions at a time to enable as many as would like to address questions to us. For any reporters who may be on the call, we would ask that you refrain from addressing questions to us during the call. However, following the call, Bob Belcher will be available at our main number, area code 203-739-1100 to answer follow up questions.

Consolidated revenues for the three months ended December 31, rose 22% to $9.88 million from $8.1 million last year. While we reported net earnings of $406,000 compared to $228,000 the previous year.

On a per share basis, the current quarter was equal to $0.01 per share compared to the $0.01 per share a year ago. Operating income, however, was $930,000 compared to $377,000 last year, a nearly two and a half-fold improvement.

For the six months ended December 31, revenues rose nearly 17% to $18.989 million compared to $16.26 million the previous year. While net income rose 53% to $1.1 million compared to $725,000 last year.

Fully diluted earnings per share for the six month period rose to $0.04 per share from $0.03 last year.

Our shape memory alloy related revenues during the quarter eased from the first quarter levels but were up modestly over the same period a year ago. While tubular stent volumes rose very modestly and wire based stents remained essentially stable. These gains were offset by an inventory adjustment period at two of our largest seamless nitinol weld tubing customers.

MEMRY CORPORATION

Moderator: James Binch

01-10-05/10:00 am CT

Confirmation # 3720868

Shipments of the prototypes for new medical devices, however, enjoyed a particularly strong quarter, which we hope will translate over time to increased shipments of commercially released customer product.

Although the Putnam acquisition was only completed on November 9, Putnam contributed more than $1.5 million in revenues for the quarter with very solid gross margins helping us record a quarterly gross margin of $3.83 million compared to only $2.93 million last year for the second quarter.

Overall margins were up slightly from the prior quarter at 38.8% versus 36.2%. But an unfavorable product mix shift held down our shape memory related margins, which were offset in part by the Putnam contributions.

The integration of Putnam and Memry is progressing very well. Immediately after the acquisition, we consolidated and strengthened the combined sales organizations. We launched a new marketing awareness campaign emphasizing the innovative capabilities of both of the organizations. While it is still too early to expect significant revenues attributable to new products developed by the joint Memry and Putnam team, it is clear that many of our clients definitely have projects likely to use the combined capabilities.

We are most heartened with the response thus far as reflected by the record level of inquiries at the MDM Anaheim trade show held in January and the field contacts since then that our sales teams have had. In any case, investors should not expect dramatic short-term growth in extrusion revenues attributable to the acquisition.

Near term we are jointly concentrating on building Putnam’s manufacturing capacity and infrastructure to enable it to be more responsive when orders are

MEMRY CORPORATION

Moderator: James Binch

01-10-05/10:00 am CT

Confirmation # 3720868

acknowledged. We want to under promise and over deliver as we strive to significantly reduce Putnam’s lead times and enhance productivity while fully maintaining Putnam’s outstanding reputation for quality in the marketplace.

On the Memry side of the business, we expect our stent volumes will increase modestly for the remainder of the fiscal year over prior periods. We also expect our nitinol tubing shipments to increase to more normal levels. While aggregate volumes are anticipated to increase in line with our earlier expectations, the impact on gross margin rates is not likely to be too significant.

In summary, we are very pleased with the early success of the Putnam acquisition. We anticipate numerous positive developments in the quarters ahead. In addition, we have prospects for several new stent component programs with our traditional Memry accounts that we believe auger well for our overall results this fiscal year.

In December, we said we expect to complete the fiscal year at a $50 million running rate. We are still comfortable with that estimate.

And with that I’ll now turn it over to the conference operator for your questions.

Q:	Just a couple questions here. Let’s just start with possible capital expenditures for the remainder of ‘05 and heading into ‘06. Jim, you talked about enhancing the capabilities within Putnam now that you’ve brought this acquisition in house. What are capital expenditures needed or looking like that you may have to allocate to Putnam to do that?

MEMRY CORPORATION

Moderator: James Binch

01-10-05/10:00 am CT

Confirmation # 3720868

James Binch:	For the most part we don’t expect the dollar magnitude of the capital additions at Putnam to be terribly significant. A significant part of the de-bottlenecking and increasing of the capacity potentials at Putnam were done principally before the acquisition. Putnam is essentially running a one and a half shift operation with a very skeletal third shift.

We’re balancing that so we can run more of the extrusion lines on a complete three shift basis with the idea of balancing the work and staffing levels across all three production operation shifts. In addition, we’re working on reducing setup times for each new project that needs to be run. That also is enhanced by being able to run on a three-shift basis instead of two.

Much of what we expect to do with Putnam in terms of increasing capacity and throughput rates relates less to capital investment than it does to modifying staffing structures, training, adding key personnel to manufacturing operations and de-bottlenecking the work flows.

We don’t expect capital investments to be very large at all.

Q:	Okay. And could you comment on the customer who - with the super elastic inventory issue – has that customer adjusted the inventory and possibly begun to reorder?

James Binch:	Two customers who had previously been running at quite a high rate dramatically curtailed their shipments during the second quarter.

One of those customers has now burned through most of the inventory. We are now getting releases from them and shipments are under way again.

The other customer has likewise reduced their levels of inventory but are

MEMRY CORPORATION

Moderator: James Binch

01-10-05/10:00 am CT

Confirmation # 3720868

beginning to ask releases of us on a more normal basis. They had a large program launch in an overseas market where the sizing of the devices ended up being slightly less advantageous to clinical outcomes than they had anticipated. So the demand that they had expected was less than they had previously forecast. Now those inventory levels are balanced out, they’ve adjusted and in fact they’re coming in with some new sizes for that market. The inventories and the ordering patterns are beginning to resume what we would classically describe as a more normal pattern.

Q:	Would you still feel Jim, management had reiterated earlier in the year that you believed that you – as a combined company, Putnam and Memry, deliver 20% pre-tax margins. Where is the comfortability in forecasting that going forward? Do you still feel comfortable with that level?

James Binch:	We’re evaluating the whole question of margin structure of the combined companies. Some of the things we have been turning over recently include the effect of the intangible assets, the writing up of the inventory and the kind of expense that will flow through the P&L at least on a short term basis. We have to sort through all of that.

The long-term potential of polymer related activity continues to look very, very solid. On the Memry side of the house, the potential is there. The real challenge for us is absorption and use of high fixed costs associated with the production of nitinol materials in the western facility. In order to hit those numbers we have to have high and consistent throughput of tubing and we have not achieved that yet. Until we do, we certainly won’t be able to hit those numbers at that level.

MEMRY CORPORATION

Moderator: James Binch

01-10-05/10:00 am CT

Confirmation # 3720868

Operator:	At this time, sir, there are no further questions.

James Binch:	All right. Thank you very much conference operator. I’d like to thank everybody for joining this call this morning. And we look forward to having you join us in the late April, early May period for the third quarter conference call.

Thank you again for joining us this morning and have a pleasant day.

Operator:	Thank you. This now concludes today’s Memry Corporation second quarter earnings release conference call.

END